Exhibit 3.67
LSI MARYLAND, INC.
(a close corporation)
ARTICLES OF INCORPORATION
     FIRST: THE UNDERSIGNED, Maureen A. Donini whose address is CT Corporation System, Three Gateway Ctr., 16th Fl., Pittsburgh, PA 15222, being at least eighteen years of age, does hereby form a close corporation under and by virtue of the General Laws of the State of Maryland.
     SECOND: The name of the corporation (which is hereinafter called the “Corporation”) is: LSI Maryland, Inc.
     THIRD: The Corporation shall be a close corporation as authorized by Title 4 of the Corporations and Associations Article of the Annotated Code of Maryland.
     FOURTH: (a) The purposes for which and any of which the Corporation is formed and the business and objects to be carried on and promoted by it are:
     (1) To conduct the business of a title insurance agency and to do all other things incidental thereto.
     (2) To engage in any one or more businesses or transactions or to acquire all or any portion of any entity engaged in any one or more businesses or transactions which the stockholders may from time to time authorize or approve, whether or not related to the business described elsewhere in this Article or to any other business at the time or theretofore engaged in by the Corporation.
     (b) The foregoing enumerated purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other Article of the charter of the Corporation, and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Corporation and shall be in addition to and not in limitation of the general powers of corporations under the General Laws of the State of Maryland.
     FIFTH: The present address of the principal office of the Corporation in this State is 901 Dulaney Valley Road, Suite 402, Towson, MD 21204.
     SIXTH: The name and address of the resident agent of the Corporation in this State are The Corporation Trust Incorporated, 32 South Street, Baltimore, MD 21202.
     SEVENTH: The total number of shares of stock of all classes which the Corporation has authority to issue is 1,000 shares of Common Stock, having a par value of $1.00 per share, amounting in the aggregate to $1,000.00.

     EIGHTH: The Corporation shall have one director, John A. Fries, who will serve until such time as the organizational meeting of directors and the issuance of at least one share of stock of the Corporation have been completed; thereafter, the affairs of the Corporation shall be controlled by its stockholders.
     NINTH: (a) The following provision is hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and its directors and stockholders:
     (1) The Corporation, its directors and its stockholders shall be empowered and authorized to exercise all the rights and privileges conferred upon a close corporation under Title 4 of the Corporations and Associations Article of the Annotated Code of Maryland as existing on the effective date of these Articles or as the same may be amended from time to time, including without limitation the authority to enter into one or more unanimous stockholders’ agreements as authorized by Section 4-401 under such Title; but no provision of the charter or By laws of the Corporation shall as such constitute a unanimous stockholders’ agreement specially authorized by Section 4-401 under said Title unless such provision specifically states that it shall be deemed to be such a unanimous stockholders’ agreement.
     (2) The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s By-Laws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the charter of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.
     (3) The Corporation reserves the right from time to time to make any amendments of its charter which may now or hereafter be authorized by law, including any amendments changing the terms or contract rights, as expressly set forth in its charter, of any of its outstanding stock by classifications, reclassification or otherwise.
     (b) The enumeration and definition of particular powers of the stockholders acting in lieu of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of this charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the stockholders acting in lieu of the Board of Directors under the General Laws of the State of Maryland now or hereafter in force.
     TENTH: The duration of this Corporation shall be perpetual.
     IN WITNESS WHEREOF, I have signed these Articles of Incorporation acknowledging the same to be my act, on the 18th day of December, 1995.
WITNESS:

/s/ Maureen A. Donini Maureen A. Donini